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                                                                   Exhibit 10.37

            MEMORANDUM OF UNDERSTANDING - JOINT PROJECT DEVELOPMENT

The purpose of this Memorandum of Understanding ("this Memorandum") dated as of January 30, 1997, is to set forth our mutual understanding of the nature of the agreements and other undertakings relating to future joint project development that are required as part of the purchase by Mobil Long Haul Inc. ("MLHI") (an affiliate of Mobil Oil Corporation ("Mobil")) of a limited partnership interest in Petro Stopping Centers, L.P. ("Petro") as more specifically detailed in the Omnibus Agreement dated as of October 18, 1996, as amended, the Interest Purchase Agreement dated as of October 18, 1996, as amended, and various other related agreements (the "Transaction").

1. After consummation of the Transaction ("Closing"), Petro and Mobil shall enter into definitive agreements with respect to the following projects which are related to the Transaction or, with respect to the items below which do not by their terms contemplate an agreement, negotiate in good faith in connection with the following projects:

     . To develop (jointly) an 18-wheeler card, with the costs being allocated proportionally based on relative benefit (e.g., split 50/50 if the benefit is equal). Mobil may use the 18-wheeler card outside Petro system. All costs and benefits flowing from such use by Mobil will accrue solely to Mobil.

     . To jointly develop an on and off-site billing system for fleets, using third party data capture, collection and billing firms if it would be more cost effective, and to split the costs and fees therefore 50/50.

     . To, within 2 years of Closing, jointly discuss the feasibility of forming a joint product supply company. The joint product supply company will be a direct or indirect subsidiary of Mobil or Mobil Corporation, will be owned by both Petro and Mobil and will purchase and supply diesel fuel to any entity, including entities outside Petro chain. The joint supply company will be a "for profit"organization. The revenue will be shared as the parties may mutually agree.

     . To evaluate marketing opportunities during the term of the PMPA Motor Fuels Franchise Agreement between Petro and Mobil and determine the feasibility of joint project development. If the parties do not mutually agree on joint development of certain marketing programs, either party, subject to the terms and conditions contained in the Partnership or other related Agreements between the parties, may individually and separately develop marketing programs. The costs and benefits of same will accrue to the party developing the programs.

2. In entering into definitive agreements as described above, the parties anticipate that the revenue generated from any joint project will be allocated on the same basis as costs (above) or as the parties otherwise mutually agree.

3. In the event that MLHI ceases being a Partner in the Petro partnership for any reason or in the event that the PMPA Motor Fuels Franchise Agreement between Petro and Mobil no longer exists, Mobil is entitled to use any jointly developed project for its own business purposes, giving due consideration to Petro's trademarks and trade names (the parties shall agree on appropriate royalty payments for ongoing use of their respective trademarks and trade names and/or adequate procedures for the discontinuation of such use and reference). All jointly developed data, systems, programs and projects shall be the joint property of Mobil and Petro. Should there be a system associated with the jointly developed project that Mobil
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     would like to use for its own business purposes, Mobil shall have the right to purchase the system for an amount equal to the system replacement cost. Petro may continue to use jointly developed systems without additional consideration unless and until Mobil exercises its right to purchase as provided herein. Should Petro incur reasonable and necessary costs associated with Mobil's use of the jointly developed projects, Mobil will reimburse Petro for same.

4. In the event that MLHI ceases being a Partner in the Petro partnership for any reason or in the event that the PMPA Motor Fuels Franchise Agreement between Petro and Mobil no longer exists, Mobil and Petro have equal rights to the data. Costs of replacing the billing system will be determined jointly by the parties. Mobil shall have the right to buy the system for the cost of replacing it.

5. If a party uses a jointly developed project for its own business purposes, that party (indemnifying party) shall enter into any indemnity agreement reasonably acceptable to the other party indemnifying the other party and affiliates (indemnified party) against claims, costs, etc. arising out of its use of such project and if the project is used for a joint purpose, that the party against whom a claim is brought (indemnifying party) indemnifies the other party (indemnified party) against the indemnifying party's willful misconduct or gross negligence.

6. The parties agree to negotiate in good faith the definitive agreements and other documents that will be necessary to effectuate the projects contemplated in this Memorandum in accordance therewith and subject to all of their terms and conditions.

7. The persons executing this Memorandum represent that they have the requisite authority to bind each and every party upon whose behalf they are signing without further approval or powers of attorney being required.
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8.   This Memorandum sets forth our mutual understanding on this subject.


                                    MOBIL OIL CORPORATION

/s/ J.D. Lavery
-----------------------------       By: /s/ Mark A. Skolnik
WITNESS                                ------------------------------
                                       Mark A. Skolnik
                                       Distillate Business Manager
                                       Attorney-in-Fact

                                    PETRO STOPPING CENTERS, L.P.


/s/ Connie Rogers
-----------------------------       By: /s/ Larry J. Zine
WITNESS                                ------------------------------
                                       Larry J. Zine
                                       Executive Vice President and
                                            Chief Financial Officer